EXHIBIT 10.52

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of October 27, 2023 (the “Amendment Effective Date”), by and between IIP-NY 2 LLC, a Delaware limited liability company (“Landlord”), and Vireo Health of New York, LLC, a New York limited liability company (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated as of October 23, 2017, as amended by that certain First Amendment to Lease Agreement dated as of December 7, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of April 10, 2020, as further amended by that certain Third Amendment to Lease Agreement dated as of September 24, 2021, and as further amended by that certain Fourth Amendment to Lease Agreement dated as of February 24, 2023 (collectively, the “Existing Lease”), whereby Tenant leases the premises from Landlord located at 256 County Route 117 in Perth, New York; and
B.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein.  The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.TI Allowance.  Tenant has requested, and Landlord has agreed, to increase the TI Allowance by an additional Fourteen Million Dollars ($14,000,000.00) (the “Third Additional TI Allowance”).  Accordingly, the first sentence of Section 5.1 of the Existing Lease is hereby amended and restated in its entirety as follows:

"Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the "Work Letter") at a cost to Landlord not to exceed Sixty-Seven Million Four Hundred Thirty-Five Thousand Dollars ($67,435,000.00) (the "TI Allowance")."

In addition, the last two sentences of Section 5.2 of the Existing Lease are hereby deleted in their entirety and replaced with the following:

"In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of Sixty-Five Million Four Hundred Thirty-Five Thousand Dollars ($65,435,000.00) shall be conditional upon the satisfaction of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease.  Following the completion of the Tenant Improvements, Landlord may order, at Tenant’s expense, a current title report or lien search for the Premises to confirm that the Premises remains free and clear of all liens relating to the completion of the Tenant Improvements.  Tenant agrees to promptly pay or reimburse Landlord for the costs relating to such title report or lien search upon receipt of an invoice from Landlord."

3.Application of Security Deposit to Satisfy Mechanic’s Liens; Restoration Payments. Tenant acknowledges that (a) a claim of mechanic’s lien was filed on behalf of Johnson Controls, Inc. against the Property on September 14, 2023 in Fulton County, New York in the amount of Four Hundred Thirty-Nine Thousand Eight-Hundred Fifty-Nine and 26/100 Dollars ($439,859.26); (b) a claim of mechanic’s lien was filed on behalf of Jersen Construction Group, LLC against the Property on September 1, 2023 in Fulton County, New York in the amount of Five Hundred Thirty-Three Thousand Five-Hundred Eighty-Four and 03/100 Dollars ($533,584.03); and (c) a claim of mechanic’s lien was filed on behalf of Schenectady Hardware & Electric Co., Inc. against the Property on October 10, 2023 in Fulton County, New York in the amount of Three Million Three Hundred Fifty-Nine Thousand Eight Hundred Seventy-Six and 34/100 Dollars ($3,359,876.34) (collectively, the “Liens”).  Tenant has requested, and Landlord has agreed, to apply the entire Security Deposit toward the payment of the Liens.  Accordingly, Tenant agrees that Landlord may utilize the Security Deposits toward the amounts owed to one or more of the contractors for which the Liens were filed in such amounts as are deemed appropriate by Landlord, in its discretion, so long as applied toward one or more of the Liens (collectively, the “Security Deposit Drawdown”), provided that Landlord shall be entitled to require appropriate support documentation and releases from such contractors as a condition to any such payments being made by Landlord.  Notwithstanding any provisions in the Lease to the contrary, Tenant shall thereafter restore the Security Deposit over a twelve (12) month period commencing on February 1, 2024 and continuing each month thereafter through January 1, 2025, by paying a pro rata amount of the Security Deposit Drawdown concurrent with payments of monthly Rent during such period (the “Restoration Payments”).  Notwithstanding the foregoing and any provision of the Existing Lease, upon the occurrence of a subsequent Default under the Lease, Tenant shall be required to fully restore the Security Deposit and any portion of the Security Deposit Drawdown that has not been repaid to Landlord through Restoration Payments or otherwise shall be deemed immediately due and payable to Landlord, and if not paid within two (2) business days of the occurrence of such Default, such amounts shall thereafter be subject to late charges and accrue default interest under the Lease.
4.Monthly Base Rent.  Notwithstanding anything in the Existing Lease to the contrary, in consideration of the Third Additional TI Allowance, commencing on November 1, 2023: (a) the monthly Base Rent shall increase by Two Hundred Ten Thousand Dollars ($210,000.00) (the “Third Additional Base Rent”); (b) in lieu of the Base Rent adjustments set forth in Section 6.5 of the Existing Lease, the Third Additional Base Rent shall be subject to an annual upward adjustment of three percent (3.0%) of the then-current Third Additional Base Rent, with the first such adjustment to become effective commencing on November 1, 2024, and subsequent adjustments to become effective on every successive annual anniversary thereof for so long as the Lease continues in effect; and (c) the rent chart attached as Exhibit F to this Amendment sets forth the monthly aggregate Base Rent and Property Management Fee for the Term of the Lease, including the adjustments to Base Rent as set forth in the Lease.  Concurrently with the execution of this Amendment, Tenant shall prepay Rent for the time period from November 1, 2023 through January 31, 2024 in the aggregate amount of Two Million Nine Hundred Thirty-Four Thousand Nine Hundred Ninety-Nine and 90/100 Dollars ($2,934,999.90) (the “Prepaid Rent”), which consists of (x) Base Rent and Property Management Fees totaling Two Million Nine Hundred Eight Thousand Four Hundred Sixty and 34/100 Dollars ($2,908,460.34) and (y) pro rata estimated taxes and insurance premiums of Twenty-Six Thousand Five Hundred Thirty-Nine and 56/100 Dollars ($26,539.56).  Notwithstanding the foregoing, upon the occurrence of any subsequent Default by Tenant under the Lease, Landlord shall be entitled to apply such Prepaid Rent to any amounts due and payable by Tenant to Landlord as a result of such Default.
5.One-Time Lease Termination Option.  So long as there is no material default or any Default that has occurred and is continuing, Tenant shall have a one-time right, exercisable by written notice (the “Lease Termination Notice”) delivered to Landlord on or before January 15, 2024 (the “Termination Notice Expiration Date”), to terminate the Lease (the “Lease Termination”) effective as of a date specified therein that is on or before February 28, 2024 (the “Lease Termination Date”); provided that, on or prior to the Lease Termination Date: (a) Tenant pays to Landlord the sum of Fourteen Million Dollars ($14,000,000.00) (the “Lease Termination Fee”); (b) Tenant pays all amounts due and owing as Rent up to and through the Lease Termination Date; (c) Tenant vacates and surrenders the Premises to Landlord in the condition required by the Lease; (d) prior to the Lease Termination Date, Tenant has not surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the Premises as a licensed cannabis cultivation and processing facility, nor has Tenant entered into any contract or other agreement of any kind with any party regarding the foregoing; and (e) prior to the Lease Termination Date, no affiliate of Tenant under any Additional Lease Agreement shall have surrendered, terminated, transferred or assigned its rights in any permits, licenses or approvals required by the applicable state and local authorities for the operation of the premises as a licensed cannabis cultivation and processing facility, nor has such tenant entered into any contract or other agreement of any kind with any party regarding the foregoing.  Furthermore, so long as there is no material default or any Default that has occurred and is continuing, Tenant shall have the right to extend the Termination Notice Expiration Date from January 15, 2024 to March 15, 2024 by delivering all of the following to Landlord on or before February 1, 2024: (x) written notice of Tenant’s request to extend the Termination Notice Expiration Date; (y) the total amount of Rent due and payable on February 1, 2024, and (z) prepaid Rent for the full amount of Rent payable on March 1, 2024.  In the event that Tenant satisfies the foregoing requirements to extend the Termination Notice Expiration Date to March 15, 2024, then any subsequent Lease Termination Notice shall specify a date therein for the Lease Termination that is on or before April 30, 2024.  In the event that Tenant fails to deliver a Lease Termination Notice on or before the Termination Notice Expiration Date (as the same may be extended pursuant to this Section 5) or otherwise fails to satisfy the requirements of this Section 5 as set forth herein, then Tenant shall be deemed to have waived the right to terminate the Lease pursuant to this Section 5 and the provisions of this Section 5 shall be deemed null, void and of no further force and effect, provided that any Lease Termination Fee actually paid by Tenant to Landlord shall be applied toward Tenant’s obligations to pay Rent under the Lease.
6.Stipulation.  In consideration of Landlord agreeing to enter into this Amendment, upon Landlord’s request, Tenant shall execute and deliver to Landlord such stipulations of judgment, warrants and any other documents, and perform such other acts as may be required to permit (a) the immediate entry of a judgment of possession in favor of Landlord awarding it possession of the Premises, (b) the immediate issuance of a warrant of eviction directing the removal and eviction of Tenant and all other occupants from the Premises, including, without limitation a stipulation of settlement in the form substantially set forth as Exhibit G hereto (the “NY Stipulation”); (c) the immediate entry of a judgment of possession in favor of any affiliate of Landlord under an Additional Lease Agreement awarding it possession of the applicable premises; and (d) the immediate issuance of a warrant of eviction directing the removal and eviction of any affiliate of Tenant under an Additional Lease Agreement and all other occupants from the applicable premises (collectively, the “Eviction Documents”), which Eviction Documents shall be held in escrow by Landlord in accordance with the terms of this Section 6.  In the event that there is any monetary or material, non-monetary Default that is continuing or any monetary or material, non-monetary Default that occurs from and after February 1, 2024, then upon five (5) business days’ advance notice to Tenant and without limiting the exercise of any right or remedy that Landlord or any affiliate of Landlord may have under Applicable Laws or otherwise pursuant to the Lease or any Additional Lease Agreement, Landlord and any affiliate of Landlord under any Additional Lease Agreement shall have the automatic right, exercisable in its sole discretion, to file and submit one or more Eviction Documents to the appropriate authorities with jurisdiction, and Tenant agrees to reasonably cooperate and cause any affiliate of Tenant under any Additional Lease Agreement to reasonably cooperate in all respects to effectuate the surrender and turnover of possession of the Premises to Landlord in accordance with the terms of the Lease and of possession of the applicable premises to any affiliate of Landlord under any Additional Lease Agreement pursuant to the terms thereof.  In the event that Tenant or any affiliate of Tenant fails to deliver any Eviction Documents, including the NY Stipulation, within five (5) business days of Landlord’s request, such failure shall automatically be deemed a Default hereunder.
7.Cooperation; Reimbursements.  Tenant covenants and agrees to reasonably cooperate with Landlord in connection with any potential sale, re-lease, financing or sublet of the Premises, including with respect to any potential new tenants or subtenants that Landlord may introduce to Tenant.  Without limiting the foregoing, Tenant agrees to provide reasonable access to the Premises and to Tenant’s general contractor, subcontractors and appropriate key employees and to response to reasonable requests for information pertaining to the Premises in connection with any reasonable due diligence investigation undertaken by such third parties, provided Tenant shall not be required to incur any out of pocket costs or to provide proprietary or confidential information or trade secrets.  Tenant further agrees to exercise commercially reasonable efforts to continue to actively market Tenant’s business and/or an assignment or sublet of the Premises and upon request, to provide Landlord with status updates with respect to Tenant’s financial condition and any such marketing efforts or ongoing negotiations, subject to any confidentiality restrictions.

8.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
9.Effect of Amendment.  Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
10.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
11.Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
12.Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
13.Counterparts; Facsimile and PDF Signatures.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

IIP-NY 2 LLC,

a Delaware limited liability company

By:

Name:Catherine Hastings

Title:Chief Operating Officer

TENANT:

VIREO HEALTH OF NEW YORK, LLC,

a New York limited liability company

By:
Name:
Title: